                                                                      EXHIBIT 19

                         QUICKTURN DESIGN SYSTEMS, INC.

                           MANAGEMENT RETENTION PLAN

     Introduction

     It is expected that Quickturn Design Systems, Inc. (the "Company") from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to key employees and can cause such employees to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of these employees, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     The Board believes that it is in the best interests of the Company and its stockholders to provide these employees with an incentive to continue their employment and to motivate these employees to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

     The Board believes that it is imperative to provide these employees with certain severance benefits upon termination of employment following a Change of Control. These benefits provide these employees with enhanced financial security and provide efficient incentive and encouragement to these employees to remain with the Company notwithstanding the possibility or occurrence of a Change of Control.

     Accordingly, the following plan has been developed and adopted.

                                      1.

                             ESTABLISHMENT OF PLAN
        (a)  Establishment of Plan.  As of the Effective Date, the Company
             ---------------------
hereby establishes a management retention plan to be known as the "Management Retention Plan" (the "Plan"), as set forth in this document. The purposes of the Plan are as set forth in the Introduction.

        (b)  Contractual Right to Benefits.  Subject to the terms of this Plan,
             -----------------------------
this Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.

                                      2.

                          DEFINITIONS AND CONSTRUCTION

        (a)  Definitions.  Whenever used in the Plan, the following terms shall
             -----------
have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

        (i)  Annual Compensation. "Annual Compensation" shall mean an amount
             -------------------
equal to the sum of (i) the Participant's Company annual base salary as in effect immediately preceding the Change of Control, and (ii) 100% of the Participant's Average Bonus.

        (ii) Average Bonus.  "Average Bonus" shall mean the average of the
             -------------
annual cash bonuses, if any, received or deferred by the Participant in the three most recently completed fiscal years of the Company prior to the date of termination of employment (or, if such bonus has been earned but not yet received or deferred with respect to the most recently completed fiscal year, the average of the two prior fiscal years' annual cash bonuses and the annual cash bonus, if any, to be received or deferred with respect to the most recently completed fiscal year) under the Company's annual incentive bonus program. If Participant did not receive an annual cash bonus in respect of any fiscal year or years required to be averaged for purposes of computing amounts due pursuant to the preceding sentence by virtue of not being employed with the Company or by virtue of not yet being eligible to receive an annual cash bonus due to his or her prior position with the Company, then Participant's annual cash bonus for such fiscal year or years shall be deemed to be an amount equal to the annualized annual cash bonus that Participant is then eligible to receive for the Company's fiscal year in effect on the date of termination (which shall be calculated by annualizing the objective performance milestones based on any completed fiscal quarters (following Participant's employment with the Company) in such fiscal year, and by assuming 100% "on target" satisfaction of any subjective performance milestones or, if no such fiscal quarters have been completed, then such bonus shall be equal to Participant's target bonus compensation at the time of the Change of Control). For all Participants who are sales vice-presidents, "Average Bonus" shall be determined as set forth above by substituting the words "variable compensation per commission plan" for the word "bonus."

        (iii)  Benefits Continuation Period.  "Benefits Continuation Period"
               ----------------------------
shall mean two and one half years from the date of termination of employment for the Chief Executive Officer and President, two years from the date of termination of employment for all other Level I Participants, and one and one-half years from the date of termination of employment for all Level II Participants.

        (iv) Cause.  "Cause" shall mean (i) any act of personal dishonesty
             -----
taken by the Participant in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant,
(ii) the Participant's conviction of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, or (iv) continued substantial violations by the Participant of the Participant's employment duties which are demonstrably willful and deliberate on the Participant's part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that the Participant has not substantially performed his duties.

        (v)  Change of Control.  "Change of Control" shall mean the occurrence
             -----------------
of any of the following events:

                (1) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                (2) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                (3) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

        (iv) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

        (vi)   Code.  "Code" shall mean the Internal Revenue Code of 1986, as
               ----
amended.

        (vii)  Company. "Company" shall mean Quickturn Design Systems, Inc., any
               -------
subsidiary corporations, any successor entities as provided in Article VIII hereof, and any parent or subsidiaries of such successor entities.

        (viii)  Compensation Committee.  "Compensation Committee" shall mean the
                ----------------------
compensation committee of the Board.

        (ix) Constructive Termination.  "Constructive Termination" shall mean
             ------------------------
(i) without the Participant's express written consent, the significant reduction of the Participant's duties or responsibilities relative to the Participant's duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Quickturn remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute a "Constructive Termination;" (ii) a reduction by the Company in the annual base salary or in the maximum dollar amount of potential annual cash bonuses relative to the annual base salary and maximum dollar amount of potential annual cash bonuses as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant's overall benefits package is significantly reduced; (iv) the relocation of the Participant to a facility or a location more than 35 miles from the Participant's then present location, without the Participant's express written consent; (v) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Article VIII below, or (vi) any act by the Company which would constitute "constructive termination" under applicable law.

        (x)  Disability.  "Disability" shall mean that the Participant has
             ----------
been unable to perform his duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Participant's employment. In the event that the Participant resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

        (xi) Effective Date.  "Effective Date" shall mean September 2, 1998.
             --------------

        (xii)  Employee.  "Employee" shall mean an individual employed by the
               --------
Company.

        (xiii)  Level I Participant.  "Level I Participant" shall mean the Chief
                -------------------
Executive Officer and President, the Chief Operating Officer (but only if designated as such by the Compensation Committee), and all vice-presidents who report directly to either the Chief Executive Officer and President or the Chief Operating Officer.

        (xiv)  Level II Participant.  "Level II Participant" shall mean (i)
               --------------------
the Chief Operating Officer (but only if not designated as a Level I Participant by the Compensation Committee), (ii) all vice-presidents who do not report directly to either the Chief Executive Officer and President or the Chief Operating Officer, and (iii) such other Employees with comparable responsibility to vice-presidents or above as are recommended by the Chief Executive Officer and President and approved by the Compensation Committee.

        (xv) Participant.  "Participant" shall mean an individual who meets the
             -----------
eligibility requirements of Article III.

        (xvi)  Plan.  "Plan" shall mean this Quickturn Design Systems, Inc.
               ----
Management Retention Plan.

        (xvii)  Pro-Rated Bonus Amount.  "Pro-Rated Bonus Amount" shall mean a
                ----------------------
Participant's Average Bonus, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five.

        (xviii)  Severance Payment.  "Severance Payment" shall mean the
                 -----------------
payment of severance compensation as provided in Article IV hereof.

                                      3.

                                  ELIGIBILITY


     Subject to the terms of this Plan, the benefits provided by this Plan shall be available to (i) the Chief Executive Officer and President, (ii) the Chief Operating Officer, and (iii) Employees with comparable responsibility to vice-presidents or above as recommended by the Chief Executive Officer and President and approved by the Compensation Committee, until this Plan terminates in accordance with the provisions of Article IX. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee, unless such Participant is entitled to benefits hereunder at such time. Notwithstanding the foregoing, Employees who have tendered their resignation prior to the Change of Control or who are on probation with the Company immediately prior to a Change of Control are not eligible to participate in this Plan.

                                      4.

                               SEVERANCE BENEFITS

        (a)  Right to Severance Benefits.
             ---------------------------

             (i)  Termination Following A Change of Control.  If a
                  -----------------------------------------
Participant's employment terminates at any time within twelve months after a Change of Control, then, subject to Article VI hereof, the Participant shall be entitled to receive severance benefits as follows:

                  (1)  Severance Pay Upon Involuntary Termination Without
                       --------------------------------------------------------
Cause or Upon Constructive Termination Following a Change of Control. If the
--------------------------------------------------------------------
Participant's employment with the Company terminates as a result of involuntary termination without Cause or Constructive Termination within twelve months after a Change of Control, then the Participant shall be entitled to receive a Severance Payment equal to the sum of:

      two hundred and fifty percent (250%) of Annual Compensation, for the Chief Executive Officer and President only,

      two hundred percent (200%) of Annual Compensation, for other Level I Participants, and one hundred and fifty percent (150%) of Annual Compensation, for Level II Participants, plus if no Pro-Rated Bonus Amount has yet been paid to such Level I or II Participant pursuant to Article V, the Pro-Rated Bonus Amount.

      EXAMPLE: A Change of Control is consummated on June 15, 1999.  Quickturn's
     -------
fiscal year is the calendar year. A Level II Participant is involuntarily terminated other than for Cause on

July 1, 1999. The Level II Participant's annual base salary on June 14, 1999 is $120,000. The Participant's Average Bonus is $30,000. Accordingly, the Level II Participant's Annual Compensation is $150,000. The Level II Participant is entitled to a Severance Payment equal to (150% x $150,000) plus (ii) (166/365) x $30,000 = $238,644.

                  (2)  Continued Employee Benefits Upon Involuntary
                       ---------------------------------------------

Termination Without Cause or Constructive Termination Following a Change of
---------------------------------------------------------------------------

Control.  If the Participant's employment with the Company terminates as a
-------
result of involuntary termination without Cause or Constructive Termination within twelve months after a Change of Control, then the Participant shall receive health, dental and life insurance coverage at the same level of coverage as was provided to such Participant immediately prior to the Change of Control, with the same percentage of the premiums for such insurance coverage paid for by the Company as was paid for by the Company on behalf of such Participant immediately prior to the Change of Control (together with the benefits provided pursuant to the following sentence, the "Company-Paid Coverage"). If such coverage included the Participant's dependents immediately prior to the Change of Control, then such dependents shall also be covered under the same terms as set forth in the preceding sentence. Company-Paid Coverage shall continue until the earlier of (i) the Benefits Continuation Period, or (ii) the date that the Participant and his or her covered dependents become covered under another employer's health, dental and life insurance plans providing comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates. Company-Paid Coverage shall be provided under either, at the Company's discretion, (i) the Company's plans, or (ii) no less favorable plans or arrangements secured by the Company.

                  (3)  Voluntary Resignation; Termination For Cause.  If the
                       --------------------------------------------
Participant's employment terminates by reason of the Participant's voluntary resignation (and is not a Constructive Termination), or if the Participant is terminated involuntarily for Cause, then the Participant shall not be entitled to receive severance benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination other than under this Plan or as specified in any individual written agreements by and between the Company and a Participant.

                  (4)  Disability; Death.  If the Company terminates the
                       -----------------
Participant's employment as a result of the Participant's Disability, or such Participant's employment is terminated due to the death of the Participant, then the Participant shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies or as specified in any individual written agreements by and between the Company and a Participant at the time of such Disability or death.

        (ii) Termination Apart from Change of Control.  In the event that a
             ----------------------------------------
Participant's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve-month period following a Change of Control, then the Participant shall be entitled to receive severance benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination other than this Plan or as is specified in any individual written agreements by and between the Company and a Participant.

        (b)    Timing of Severance Payments. Any Severance Payment to which a
               ----------------------------
Participant is entitled, including the Pro-Rated Bonus Amount Payment, if any, shall be paid by the Company in a lump sum within ten (10) business days after the Participant's termination date.

        (c)    Severance Payment Offset.  The amount of any Severance Payment
               ------------------------
otherwise payable hereunder shall be offset by any severance payment required by law or contractual cash severance payments paid to a Participant. This offset shall only apply specifically to cash severance pay, and shall not apply to other amounts due upon termination of employment, such as accrued paid time off or expense reimbursements.

                                      5.

                        PRO-RATED BONUS AMOUNT PAYMENTS

        (a)    Right to Pro-Rated Bonus Amount Payments.  If a Participant
               ----------------------------------------
remains employed by the Company through the last day of Quickturn Design Systems, Inc.'s fiscal year in which a Change of Control occurs, then, subject to Article VI hereof, the Participant shall be entitled to receive the Pro-Rated Bonus Amount.

     EXAMPLE: Quickturn's fiscal year is the calendar year. A Change of Control is consummated on June 15, 1999. Participant remains employed with the Company
through December 31, 1999.   Participant's Average Bonus is $30,000.   The
Participant is entitled to a Pro-Rated Bonus Amount payment equal to (166/365) x $30,000 = $13,644.

        (b)    Timing of Pro-Rated Bonus Amount Payments. Any Pro-Rated Bonus
               -----------------------------------------
Amount to which a Participant is entitled under this Article V shall be paid by the Company in a lump sum within ten (10) business days after the last day of Quickturn Design Systems, Inc.'s fiscal year in which a Change of Control occurs.

        (c)    Pro-Rated Bonus Amount Payments In Lieu of Target Bonus Otherwise
               -----------------------------------------------------------------
Payable.  The payment of any Pro-Rated Bonus Amount under this Article V or
-------
as part of a Severance Payment under Article IV shall offset any payment to the Participant under the Company's annual incentive bonus plan for the year in which a Change of Control occurs, except with respect to any payments under bonus plans adopted by the Company following a Change of Control.

                                      6.

         GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

        (a)    Level I Participants.  For all Level I Participants, in the
               --------------------
event that the benefits provided for in the Plan, when aggregated with any other payments or benefits received by such Participants, would (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then their Plan benefits shall be either

                (i)  delivered in full, or

                (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

     whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by such Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under
Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this VI shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change of Control (the "Accountants") whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this VI, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this VI.

        (b)    Level II Participants.  For all Level II Participants, in the
               ---------------------
event that the benefits under this Plan, when aggregated with any other payments or benefits received by a Participant, would (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Article VI, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant's Plan benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to excise tax under
Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this Article VI shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article VI.

     3.Costs.  The Company shall bear all costs the Accountants incur in
       -----
connection with any calculations contemplated by this VI.

                                      7.

                         EMPLOYMENT STATUS; WITHHOLDING

        (a)  Employment Status.  This Plan does not constitute a contract of
             -----------------
employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment. The Participant's employment is and shall continue to be at-will, as defined under applicable law. If the Participant's employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans and practices or other written agreements with the Company at the time of termination.

        (b)  Taxation of Plan Payments.  All amounts paid pursuant to this
             -------------------------
Plan shall be subject to regular payroll and withholding taxes.

                                      8.

                     SUCCESSORS TO COMPANY AND PARTICIPANTS

        (a)  Company's Successors.  Any successor to the Company (whether
             --------------------
direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

        (b)  Participant's Successors.  All rights of the Participant
             ------------------------
hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                                      9.

                      DURATION, AMENDMENT AND TERMINATION

        (a)  Duration.  This Plan shall terminate on September 2, 1999 unless
             --------
(i) extended by the Board, or (ii) a Change of Control occurs prior to September 2, 1999. If a Change of Control occurs prior to September 2, 1999, then this Plan shall terminate upon the later of (i) the date that all obligations of the Company or successor entities hereunder have been satisfied, or (ii) twelve (12) months after a Change of Control, unless sooner terminated as provided in this Article. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

        (b)  Amendment or Termination.  Except with respect to amendments that
             ------------------------
are not adverse to Participants, the Plan is not subject to any amendment, change, substitution, deletion, revocation or termination in any respect whatsoever prior to the Plan's expiration.

                                      10.

                                     NOTICE

        (a)  General.  Notices and all other communications contemplated by
             -------
this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

        (b)  Notice of Termination by the Company.  Any termination by the
             ------------------------------------
Company of the Participant's employment with the Company at any time within twelve (12) months following a Change of Control shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant's Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

        (c)  Notice by the Participant of Constructive Termination by the
             ------------------------------------------------------------
Company. In the event that the Participant determines that an Constructive
--------
Termination has occurred at any time within twelve (12) months following a Change of Control, the Participant shall give written notice that such Constructive Termination has occurred. Such notice shall be delivered by the Participant to the Company within ninety (90) days following the date on which such Constructive Termination occurred, shall indicate the specific provision or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

                                      11.

                            MISCELLANEOUS PROVISIONS

        (a)  No Duty to Mitigate.  Other than offsets specifically provided
             -------------------
for herein, the Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

        (b)  Severability.  The invalidity or unenforceability of any
             ------------
provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (c)  No Assignment of Benefits.  The rights of any person to payments or
             -------------------------
benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.

        (d)  Assignment by Company.  The Company may assign its rights under
             ---------------------
this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term "Company" when used in this Plan shall mean the corporation that actually employs the Participant.

                                      -11-